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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MAXIMUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1891 Metro Center Drive
Reston, Virginia 20190
(703) 251-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 11, 2015

The 2015 Annual Meeting of Shareholders (the "Annual Meeting") of MAXIMUS, Inc. will be held at our corporate headquarters at 1891 Metro Center Drive in Reston, Virginia on March 11, 2015 at 11:00 a.m., Eastern Time, to consider and act upon the following matters:

    1.
    The election of three Class III Directors to serve until the 2018 Annual Meeting of Shareholders.

    2.
    An advisory vote to approve the compensation of the Named Executive Officers.

    3.
    The ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2015 fiscal year.

    4.
    The transaction of any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on January 16, 2015 will be entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Under Securities and Exchange Commission rules, we have elected to deliver our proxy materials to shareholders over the Internet. That delivery process allows us to provide shareholders with the information they need while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about January 26, 2015, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2015 proxy statement and 2014 annual report. This notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will attend the meeting. Whether or not you plan to attend, your vote is very important, and we encourage you to vote promptly. There are several ways that you can cast your ballot — by telephone, by Internet, by mail (if you request a paper copy) or in person at the Annual Meeting.

By Order of the Board of Directors,
David R. Francis, Secretary

This proxy statement is dated January 26, 2015 and is first being distributed to stockholders on or about January 26, 2015.

1891 Metro Center Drive
Reston, Virginia 20190
(703) 251-8500

PROXY STATEMENT

Our board of directors is making this proxy statement, our 2014 annual report on Form 10-K and a form of proxy available to you in connection with the solicitation of proxies by the board of directors for use at the 2015 Annual Meeting of Shareholders (the "Annual Meeting") to be held at our corporate headquarters at 1891 Metro Center Drive in Reston, Virginia on March 11, 2015 and at any adjournments of the meeting.

Pursuant to Securities and Exchange Commission ("SEC") rules, we have elected to provide our proxy materials to our shareholders primarily over the Internet rather than mailing paper copies of those materials to each shareholder. Accordingly, on or about January 26, 2015, we will send a Notice of Internet Availability of Proxy Materials (the "Notice") to shareholders to provide website and other information for the purpose of accessing our proxy materials. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy will be included in the Notice. In addition, shareholders may request proxy materials in printed form by mail on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote.    You will be entitled to vote your shares of MAXIMUS common stock at the Annual Meeting if you were a shareholder of record at the close of business on January 16, 2015. As of that date, 65,859,633 shares of common stock were outstanding and entitled to one vote each at the meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 16, 2015.

How to vote your shares.    You may vote your shares either by attending the Annual Meeting and voting in person or by voting by proxy. If you choose to vote by proxy, you may vote your shares in any of the following ways:

  •
  By Internet.  You may vote online by accessing www.proxyvote.com and following the on-screen instructions. You will need the control number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

  •
  By Telephone.  You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the control number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

  •
  By Mail.  If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

  •
  In Person.  If you are a shareholder of record, you may vote in person at the Annual Meeting. You will receive a ballot when you arrive. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares in order to vote your shares in person at the Annual Meeting. Follow the instructions on the Notice to obtain the legal proxy.

Online and telephone voting are available through 11:59 p.m. Eastern Time on March 10, 2015.

If you vote by proxy, the named proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will vote your shares as you have instructed. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, the proxies will vote your shares in favor of each of the proposals recommended by the board of directors contained in this proxy statement. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, it could result in a "broker non-vote." For more information, see "Abstentions and broker non-votes" below.

Quorum.    A quorum of shareholders is required in order to transact business at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted in determining whether a quorum is present at the meeting.

Number of votes required.    The number of votes required to approve each of the proposals scheduled to be presented at the meeting is as follows:

Proposal		Required Vote
1.	Election of directors	For each nominee, a majority of the votes cast are "for" such nominee.
2.	Advisory vote to approve named executive officer compensation	A majority of the votes cast are "for" the proposal.
3.	Ratification of the Audit committee's selection of independent public accountants	A majority of the votes cast are "for" ratification.

Shares Held Through a Bank, Broker or Other Nominee.    If you hold your shares in street name through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To instruct your bank, broker or nominee how to vote, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called "routine matters" but will not be permitted to exercise voting discretion with respect to non-routine matters, as described below. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.

Abstentions and broker non-votes.    A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority on a particular matter, then the shares will not be voted on the matter, resulting in a "broker non-vote." A broker cannot vote on the election of directors or on matters relating to executive compensation without instructions; therefore, there may be broker non-votes on Proposals 1 and 2. A broker may vote on the ratification of the independent public accountants without instructions from you; therefore, no broker non-votes are expected to exist in connection with Proposal 3. Abstentions and broker non-votes will not count as votes cast with respect to the proposals listed above. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

Discretionary voting by proxies on other matters.    Aside from the proposals listed above, we do not know of any other proposal that may be presented at the 2015 Annual Meeting of Shareholders. However, if another matter is properly presented at the meeting, the persons named as proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will exercise their discretion in voting on the matter.

How you may revoke your proxy.    You may revoke your proxy card at any time before the named proxies exercise it at the meeting by substituting a subsequent vote using any of the methods described in "How to vote your shares" above or by timely delivering a written notice of revocation to our Corporate Secretary that is dated later than the date of your proxy.

Expenses of solicitation.    We will bear all costs of soliciting proxies. We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

Shareholders sharing the same surname and address.    In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report, proxy statement or Notice mailed to you, please call or write us at our corporate headquarters, 1891 Metro Center Drive, Reston, Virginia 20190, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement, annual report to shareholders or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

SECURITY OWNERSHIP

The following tables show the number of shares of our common stock beneficially owned as of January 16, 2015 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and the nominees for director, (iii) the executive officers named in the Summary Compensation Table contained under the heading "Executive Compensation" in this proxy statement and (iv) all of our current directors and executive officers as a group. Unless set forth in the tables below, the address of each beneficial owner is c/o MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The number of shares beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest with 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 17, 2015. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding consists of 65,859,633 shares that were outstanding on January 16, 2015 rather than the percentages set forth in the shareholders' filings with the SEC.

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 16, 2015 (unless otherwise indicated):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	5,905,303(1)	9.0%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,736,366(2)	7.2%
BAMCO, Inc. 767 Fifth Ave, 49th Floor New York, New York 10153	3,983,570(3)	6.0%

(1)
According to Schedule 13G/A filed with the SEC on January 15, 2015, BlackRock, Inc. reported that through BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management LLC, BlackRock Japan Co. Ltd and BlackRock Life Limited, it had sole dispositive power with respect to 5,905,303 shares of common stock and sole voting power with respect to 5,690,770 shares of common stock.
(2)
According to a Schedule 13G/A filed with the SEC on February 11, 2014, The Vanguard Group reported that it had sole dispositive power over 4,645,102 shares of common stock, shared dispositive power over 91,264 shares of common stock, and sole voting power with respect to 96,064 shares of common stock.
(3)
According to a Schedule 13G/A filed with the SEC on February 14, 2014 (i) BAMCO, Inc. reported that it had shared dispositive power over 3,821,900 shares of common stock and shared voting power with respect to 3,421,900 shares of common stock, (ii) Baron Capital Group, Inc. and Ronald Baron reported that they had shared dispositive power over 3,983,570 shares of common stock and shared voting power with respect to 3,583,570 shares of common stock and (iii) Baron Capital Management, Inc. reported that it had shared dispositive power over 161,670 shares of common stock and shared voting power with respect to 161,670 shares of common stock.

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned by our directors and the nominees for director, the executive officers named in the Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 16, 2015 (unless otherwise indicated).

	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors
Russell A. Beliveau	127,122	*
John J. Haley	121,063	*
Paul R. Lederer	98,588	*
Richard A. Montoni	653,080	1.0%
Peter B. Pond	228,108	*
Raymond B. Ruddy	476,200	*
Marilyn R. Seymann	99,355	*
James R. Thompson, Jr.	129,546	*
Wellington E. Webb	98,522	*
Named Executive Officers (except Directors)
Mark S. Andrekovich	38,820	*
Bruce L. Caswell	292,189	*
Richard J. Nadeau	3,517	*
Akbar Piloti	13,880	*
David N. Walker	0	*
All directors and executive officers as a group	2,401,424	3.6%

*
Percentage is less than 1% of all outstanding shares of common stock.
(1)
Amounts include shares issuable under stock options exercisable on or before March 17, 2015 as follows: Caswell 260,000. The non-employee directors have elected to defer receipt of RSUs for tax purposes over periods varying from three years until termination of their board service. Therefore, the amounts also include the following deferred/unvested RSUs that could vest on or before March 17, 2015 in the event a non-employee director's Board service terminated: Beliveau 77,543, Haley 121,063, Lederer 14,015, Pond 228,108, Ruddy 162,648, Seymann 9,813, Thompson 129,546, Webb 98,047, and all directors and executive officers as a group 840,783.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2014 fiscal year, our directors, executive officers and ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

The board of directors currently consists of nine directors. Under our articles of incorporation, the board is divided into three classes, with each class having as nearly equal a number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of shareholders. At the Annual Meeting, three Class III Directors will be elected to hold office for a three-year term expiring at the 2018 Annual Meeting of Shareholders or until their successors are elected and qualified. The board has nominated Richard A. Montoni, Raymond B. Ruddy and Wellington E. Webb for election as Class III Directors. Mr. Montoni, Mr. Ruddy and Mr. Webb presently serve as our Class III directors. If you sign and return your proxy card, the persons named in such proxy card will vote to elect these three nominees unless you mark your proxy card otherwise. You may not vote for a greater number of nominees than three. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxy holders may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

Vote Required

The Company's bylaws provide for majority voting in director elections. The board of directors also adopted a Director Resignation Policy. Under that policy, each director nominee has submitted a written contingent resignation which will become effective only if (i) the director fails to receive the required number of votes for re-election as set forth in the Company's bylaws and (ii) the board of directors accepts the resignation. The affirmative vote of a majority of the total number of votes cast for or against each of Mr. Montoni, Mr. Ruddy and Mr. Webb is required to re-elect each nominee to our board. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the voting of this matter.

Biographical Information of Directors and Nominees

The following presents biographical information about the nominees and current directors whose terms of office will continue after the 2015 Annual Meeting of Shareholders. As part of the information below, we have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on the board. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 16, 2015, appears above under "Security Ownership — Security Ownership of Management."

Nominees for Class III Directors (for terms expiring in 2018)

Richard A. Montoni
Age 63

Richard A. Montoni has served as Chief Executive Officer and a director of MAXIMUS since 2006. He also served as President from 2006 through 2014. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from 2002 to 2006. Mr. Montoni served as Chief Financial Officer for Towers Perrin, a global professional services firm, during April 2006 before rejoining MAXIMUS and his appointment as Chief Executive Officer and President. Before his employment with MAXIMUS, he served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from 2000 to 2001. From 1996 to 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc., a NYSE-listed company in Englewood, Colorado where he also served as a director until 2002. Before joining CIBER, he was an audit partner with KPMG, LLP, where he worked for nearly 20 years. Mr. Montoni holds a Masters Degree in Accounting from Northeastern University and a B.S. degree in Economics from Boston University.

The board of directors believes that Mr. Montoni should serve as a director based on his qualifications and skills which include, among other things, his audit and financial experience together with the detailed knowledge of the operations of the Company he possesses as the current Chief Executive Officer.

Raymond B. Ruddy
Age 71

Raymond B. Ruddy has served as one of our directors since 2004 and Vice Chairman of the Board of Directors since 2005. Mr. Ruddy retired from MAXIMUS in 2001. Before his retirement Mr. Ruddy served as the Chairman of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 until 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 until 1983. Mr. Ruddy received his M.B.A. from the Wharton School of Business of the University of Pennsylvania and his B.S. in Economics from Holy Cross College.

The board of directors believes that Mr. Ruddy should serve as a director based on his qualifications and skills which include, among other things, his consulting and financial experience as well as his knowledge of government programs and our business from his prior service with the Company.

Wellington E. Webb
Age 73

Wellington E. Webb has served as one of our directors since 2003. Since 2003, Mr. Webb has served as President of Webb Group International, an economic development and public relations consulting firm. Mr. Webb served three terms as Mayor of the City and County of Denver, Colorado from 1991 to 2003. Prior to first being elected as Mayor, he served at the state, local, and federal levels of government in several capacities including Denver City Auditor, Executive Director of the Colorado Department of Regulatory Agencies, and Regional Director of the U.S. Department of Health Education and Welfare. Mr. Webb's distinguished public career began in 1972 when he was elected to the Colorado House of Representatives. In 2009, Mr. Webb was nominated by President Obama and approved by the Senate to be Alternate Representative of the United States of America to the Sixty-fourth Session of the General Assembly of the United Nations. In 2012, Mr. Webb was appointed to the board of directors of First Responder Network Authority (FirstNet) an independent authority within the Department of Commerce's National Telecommunications and Information Administration. Mr. Webb holds a B.A. in Sociology from the Colorado State College at Greeley and a M.A. in Sociology from the University of Northern Colorado. He also holds honorary Doctorates from the University of Colorado at Denver, Metropolitan State College of Denver, University of Northern Colorado, Greeley Colorado and The American Baptist Seminary, Berkeley California.

The board of directors believes that Mayor Webb should serve as a director based on his qualifications and skills which include, among other things, his extensive knowledge of and experience in state and local government and leadership skills gained during such service.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE THREE NOMINEES SET FORTH ABOVE.

Class I Directors (terms expiring in 2016)

Paul R. Lederer
Age 75

Paul R. Lederer has served as one of our directors since 2003. Mr. Lederer retired from Federal Mogul in 1998 as Executive Vice President, Worldwide Aftermarket, following its acquisition of Fel-Pro where he served as President and Chief Operating Officer from November 1994 to February 1998. Mr. Lederer brings more than 30 years of management experience and leadership in the commercial business sector to MAXIMUS. During his distinguished career, Mr. Lederer held various senior positions with Federal Mogul, Fel-Pro, Stant, Epicor Industries, and Parker Hannifin. Mr. Lederer holds a B.A. from the University of Illinois and received his J.D. from Northwestern University.

Mr. Lederer is a director of Dorman Products, Inc. and O'Reilly Automotive, Inc.

The board of directors believes that Mr. Lederer's qualifications and skills include, among other things, his experience in various leadership and management positions of large, publicly-traded businesses and public company directorship experience together with his understanding of legal matters.

Peter B. Pond
Age 70

Peter B. Pond has served as one of our directors since 1997 and as Chairman of the Board since 2001. Mr. Pond is a founder of ALTA Equity Partners LLC, a venture capital firm, and has been a General Partner of that firm since June 2000. Prior to that, Mr. Pond was a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation in Chicago and was head of that company's Midwest Investment Banking Group. Mr. Pond holds a B.S. in Economics from Williams College and an M.B.A. in Finance from the University of Chicago.

Mr. Pond served as a director of Navigant Consulting, Inc. from 1996 to 2014.

The board of directors believes that Mr. Pond's qualifications and skills include, among other things, his experience in the investment and financial industry and as a public company director.

James R. Thompson, Jr.
Age 78

James R. Thompson, Jr. has served as one of our directors since 2001. Governor Thompson currently serves as Senior Chairman of the international law firm of Winston & Strawn. He was Chairman of the firm from 1993 to 2006. He joined that firm in 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson has served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State's Attorney of Cook County. He is a former Chairman of the President's Intelligence Oversight Board. Governor Thompson also served on the National Commission on Terrorist Attacks Upon the United States (9-11 Commission). Governor Thompson attended the University of Illinois and Washington University, and he received his J.D. from Northwestern University in 1959.

Governor Thompson is currently a member of the board of directors of Navigant Consulting, Inc. He previously served as a director of John Bean Technologies Corporation from 2008 to 2013.

The board of directors believes that Governor Thompson's qualifications and skills include, among other things, his extensive experience in state government, leadership and management skills gained as Governor and chairman of a large law firm, public company directorship experience, as well as his legal background.

Class II Directors (terms expiring in 2017)

Russell A. Beliveau
Age 67

Russell A. Beliveau has served as a director since 1995. He served as our President of Investor Relations from 2000 until his retirement in 2002 and served as President of Business Development from

1998 until 2000. Prior to that, he served as President of the Government Operations Group from 1995 to 1998. Mr. Beliveau has worked in the health and human services industry since 1983. During that time, he held both government and private sector positions at the senior executive level. Mr. Beliveau's past positions include Vice President of Operations at Foundation Health Corporation of Sacramento, California from 1988 through 1994 and Deputy Associate Commissioner (Medicaid) for the Massachusetts Department of Public Welfare from 1983 until 1988. Mr. Beliveau received his Masters in Business Administration and Management Information Systems from Boston College in 1980 and his B.A. in Psychology from Bridgewater State College in 1974.

The board of directors believes that Mr. Beliveau's qualifications and skills include, among other things, his experience in state government and managing government health and human services programs and his prior service with the Company.

John J. Haley
Age 65

John J. Haley has served as one of our directors since 2002. Since January 2010 Mr. Haley has served as the Chief Executive Officer and Chairman of the Board of Towers Watson & Co., a human resources and employee benefits consulting firm formed through the merger of Towers, Perrin, Forster & Crosby, Inc. and Watson Wyatt Worldwide, Inc. Previously he served as President and Chief Executive Officer of Watson Wyatt Worldwide, Inc. since 1999. Mr. Haley joined Watson Wyatt in 1977. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.

Mr. Haley is a director of Towers Watson & Co. and also serves on the board of Hudson Global, Inc. He previously served as a director of Watson Wyatt Worldwide, Inc. from 1992 until its merger with Towers Perrin, Forster & Crosby, Inc. in 2010.

The board of directors believes that Mr. Haley's qualifications and skills include, among other things, his experience as the Chief Executive Officer and Chairman of the Board of a large, publicly-traded consulting firm together with his knowledge of finances, human resources and compensation matters, as well as his public company directorship experience.

Marilyn R. Seymann
Age 72

Marilyn R. Seymann has served as one of our directors since 2002. Since early 2013 Dr. Seymann has served as Chief Executive Officer of Caring Capital, LLC, which provides consulting services to organizations to create sustainable solutions to social problems. From 2009 to 2013 Dr. Seymann served as CEO of the Bruce T. Halle Family Foundation, a charitable foundation. From 1991 to 2009 Dr. Seymann has served as President and Chief Executive Officer of M One, Inc., a corporate strategy and governance consulting firm for public and private companies. From 2007 to 2008 Dr. Seymann served as Chairman and Chief Executive Officer of the International Institute of the Americas, a college focused on adult education. Before that she was Associate Dean of the College of Law at Arizona State University from 2005 to 2007. Prior to forming M One, she held senior management positions with Chase Bank, Arthur Andersen, and was the Associate Dean of the College of Business at Arizona State University. Dr. Seymann holds a B.A. from Brandeis University, an M.A. from Columbia University, and a Ph.D. from California Western University. Among her other publications, Dr. Seymann is co-author of The Governance Game: What Every Board Member & Corporate Director Should Know About What Went Wrong in Corporate America & What New Responsibilities They Are Faced With.

The board of directors believes that Dr. Seymann's qualifications and skills include, among other things, her previous government experience as well as her understanding of finances, the educational system and the consulting industry and her recognized expertise in corporate governance gained through her experience in senior management and leadership positions at various companies and colleges.

CORPORATE GOVERNANCE
AND THE BOARD OF DIRECTORS

Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and our articles of incorporation and bylaws. Members of the board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our corporate governance practices are summarized below.

Board Leadership

MAXIMUS has maintained separate Chief Executive Officer and Chairman of the Board positions since before the Company's initial public offering in 1997. Richard A. Montoni currently serves as Chief Executive Officer, and Peter B. Pond currently serves as our non-executive Chairman of the Board. We believe that the separation of those roles is appropriate for us because it is a good corporate governance practice that promotes board and director independence from the management team.

Board's Role in Risk Oversight

The board of directors as a whole oversees the risk management of the Company. The Senior Vice President of Quality and Risk Management regularly reports to the board on operational and financial risks relating to the Company's projects. She also serves as our Compliance Officer and regularly reports to the board about compliance with the Company's code of ethics and policies and procedures. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls and liquidity. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence and performance of the board, and the Compensation Committee is responsible for managing the risks relating to the Company's executive compensation and succession plans and policies.

Management regularly reports to the board or relevant committee on actions the Company is taking to manage the risks identified above. The board and management periodically review, evaluate and assess the risks relevant to the Company.

Corporate Governance Guidelines

The board of directors has adopted Guidelines for Corporate Governance that set forth the practices of the board with respect to the function of the board, management review and responsibility, board composition, selection of directors, operation of the board and meetings, committees of the board, director responsibilities and tenure and evaluation of the board and committees. The Guidelines are available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

Director Independence

From time to time, MAXIMUS and its subsidiaries may provide services to, and otherwise conduct business with, companies of which certain members of the board or members of their immediate families are or were directors or officers. To comply with the New York Stock Exchange ("NYSE") listing standards, the Guidelines for Corporate Governance establish categorical standards under which the board views the following relationships as impairing a director's independence:

  •
  a director who is currently, or in the past three years has been, employed by the Company or by any subsidiary of the Company;
  •
  a director who has accepted, or has any family member who has accepted, payments from the Company or its affiliates in excess of $120,000 within the current fiscal year or any of the past three fiscal years (except for board services, retirement plan benefits, or non-discretionary compensation);

  •
  a director who has an immediate family member who is, or has been in the past three years, employed by the Company or any subsidiary of the Company as an executive officer;
  •
  a director who is a partner, controlling shareholder or an employee, or has an immediate family member who is an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) in the current fiscal year or in any of the last three fiscal years that exceed 2% of consolidated gross revenue for the business, or the Company, for that year, or that exceed $1,000,000, whichever is greater;
  •
  a director who is employed, or has an immediate family member who is employed, as an executive officer of another company where any of the Company's executive officers serves on that other company's compensation committee, or such a relationship has existed within the past three years; and
  •
  a director who (a) has been a partner or employee of the Company's internal or external auditor within the past three years, (b) has an immediate family member who is a current partner of such a firm, (c) has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (d) had an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the Company's audit within that time.

Apart from the categorical standards, the board of directors also assesses the materiality of a director's relationship with us to ensure that there is no material relationship that would adversely affect the director's independence.

The board of directors in its business judgment has determined that the following eight directors are independent as defined by NYSE listing standards: Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond, Raymond B. Ruddy, Marilyn R. Seymann, James R. Thompson, Jr. and Wellington E. Webb. None of our independent directors, their immediate family members, or employers, is engaged in relationships with us that the categorical standards cover and, as a result, each independent director meets our categorical standards. In addition, none of the independent directors has any relationship with us that would adversely affect the director's independence.

Code of Ethics

We have adopted a code of ethics that applies to all employees including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The board regularly reviews our code of ethics, and any amendment or waiver of our code of ethics will be reflected on our website.

Board and Committee Meeting Attendance

Our board expects that its members will prepare for, attend and participate in all board and applicable committee meetings. Our board of directors held 12 meetings during fiscal 2014. During our 2014 fiscal year, all of our directors attended at least 75% of the aggregate board and applicable committee meetings.

Executive Sessions

Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled board meeting. Peter B. Pond, the Chairman of the Board, serves as chairman for executive sessions.

Communications with Directors

Any director may be contacted by writing to him or her c/o MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. Communications to the non-management directors as a group may be sent to the same address, c/o the Chairman of the Nominating and Governance Committee. We promptly forward such correspondence to the indicated directors.

Committees of the Board

The standing committees of the board of directors are the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management's conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the Company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter originally adopted by the board in 2000, as subsequently amended. The Audit Committee's charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

The members of the Audit Committee are Peter B. Pond (Chair), Paul R. Lederer, Raymond B. Ruddy, Marilyn R. Seymann, and Wellington E. Webb, each of whom is independent as defined by applicable NYSE listing standards and SEC regulations governing the qualifications of audit committee members in effect on the date of this proxy statement. The board of directors has determined that all of the committee members are financially literate as defined by the NYSE listing standards and that Mr. Pond qualifies as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee held four meetings during fiscal year 2014. For additional information regarding the Audit Committee, see "Audit Information — Report of the Audit Committee" below.

Nominating and Governance Committee

The purpose of the Nominating and Governance Committee is to identify, evaluate and recommend candidates for membership on the board of directors, to establish and assure the effectiveness of the governance principles of the board and the Company and to establish the compensation of our directors. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills, qualifications and characteristics for the effective functioning of the board in light of the needs of the Company. The committee considers, at a minimum, the following qualifications in recommending to the board potential new directors, or the continued service of existing directors:

  •
  personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

  •
  broad, policy-making level experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;
  •
  experience and expertise that is useful to the Company and complementary to the background and experience of other directors;
  •
  willingness and ability to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the board and its committees;
  •
  commitment to serve on the board over a period of several years to develop knowledge about the Company's principal operations;
  •
  willingness to represent the best interests of all shareholders and objectively evaluate management performance; and
  •
  diversity of background and experience.

As described above, diversity is one of several factors that the committee considers in evaluating director nominees. The Nominating and Governance Committee defines "diversity" broadly to include diversity with respect to background, experience, viewpoints, skill, education, national origin, gender, race, age, culture and organizations with which the individual may be affiliated.

The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the board of directors and would evaluate any such candidate in the same manner described above. Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee if it receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2016 Annual Meeting of Shareholders, the notice must be received within the time frame set forth in "Shareholder Proposals for Our 2016 Annual Meeting of Shareholders" below. To be in proper form, the notice must include each nominee's written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

Under the process we use for selecting new board candidates, the Chief Executive Officer, the Nominating and Governance Committee or other board members identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Chairman of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy the criteria and otherwise qualify for membership on the board may be presented to the Nominating and Governance Committee. A determination is made as to whether Nominating and Governance Committee members or board members have relationships with preferred candidates and can initiate contacts. The Chief Executive Officer and at least one member of the Nominating and Governance Committee interviews prospective candidates. The Nominating and Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

The Nominating and Governance Committee is comprised of John J. Haley (Chair), Paul R. Lederer, Peter B. Pond, Marilyn R. Seymann, and Wellington E. Webb, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of nominating and governance committee members in effect on the date of this proxy statement. The Nominating and Governance Committee operates under a written charter originally adopted by the board in 2003, as subsequently amended. The Nominating and Governance Committee's charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

The Nominating and Governance Committee met two times during fiscal year 2014.

Compensation Committee

The Compensation Committee is responsible for reviewing, approving, and overseeing the administration of our compensation and benefit programs, evaluating their effectiveness in supporting our overall business objectives and ensuring an appropriate structure and process for management succession. Specifically, the committee is responsible for:

  •
  evaluating the performance and setting the compensation of the Chief Executive Officer and other members of senior management,
  •
  reviewing the Company's compensation policies and practices,
  •
  reviewing executive succession plans, and
  •
  reviewing our executive development programs, including the performance evaluation process and incentive compensation programs.

The Chief Executive Officer provides the Compensation Committee with the financial and strategic performance accomplishments of the executive management team and recommends raises, bonuses and long-term equity awards for those executives (excluding himself). To assist in its efforts to meet the objectives outlined above, the Compensation Committee retained Pay Governance, LLC, an independent consulting firm, to advise it on a regular basis on executive compensation programs. Pay Governance provides information to the Compensation Committee so that it can determine whether the company's executive compensation programs are reasonable and consistent with competitive practices. The Compensation Committee has reviewed the independence of Pay Governance in light of SEC rules and has concluded that the consultant's work for the Compensation Committee is independent and does not raise any conflict of interest. The Compensation Committee operates under a written charter originally adopted by the board in 2003, as subsequently amended. The Compensation Committee's charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

The members of the Compensation Committee are Marilyn R. Seymann (Chair), Russell A. Beliveau, John J. Haley, Paul R. Lederer, Peter B. Pond and Raymond B. Ruddy, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of compensation committee members in effect on the date of this proxy statement.

The Compensation Committee held three meetings during fiscal year 2014. For additional information regarding the committee, see "Compensation Committee Report" below.

Annual Meeting Attendance

We encourage members of the board of directors to attend the Annual Meeting. All of our directors attended the 2014 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions are as follows:

Name	Age	Position
Richard A. Montoni	63	Chief Executive Officer and Director
Mark S. Andrekovich	53	Chief of Human Capital and President Tax and Employer Services
Bruce L. Caswell	48	President
David R. Francis	53	General Counsel and Secretary
Richard J. Nadeau	60	Chief Financial Officer and Treasurer
Akbar Piloti	57	President of Human Services

The following information sets forth biographical information for all executive officers for the past five years. Such information with respect to Richard A. Montoni, the Company's Chief Executive Officer, is set forth above in the "Proposal 1 — Election of Directors" section.

Mark S. Andrekovich has served as our Chief of Human Capital since 2005. Since September 2008, he has also served as the President of our Tax and Employer Services Division. He has more than 25 years of comprehensive human resources experience with multi-national companies such as General Electric, Nordson Corporation and Cytec Industries.

Bruce L. Caswell was appointed President of MAXIMUS effective October 1, 2014. He previously served as the President of Health Services from 2007 through 2014. Before that he was President of Operations from 2005 to 2007 and President of our Human Services Group from 2004 to 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services.

David R. Francis has served as our General Counsel and Secretary since 1998. He has over 25 years of legal experience having previously served in both law firm and in-house attorney positions.

Richard J. Nadeau joined MAXIMUS in June 2014 as Chief Financial Officer and Treasurer. From 2009 to 2014 he served as executive vice president and chief financial officer of SRA International, Inc. Previously he served as chief financial officer for Sunrise Senior Living, Inc., The Mills Corporation and Colt Defense LLC. Before that Mr. Nadeau was a partner at KPMG LLP and at Arthur Andersen LLP.

Akbar M. Piloti has served as the President of Human Services since 2007. Mr. Piloti has been with MAXIMUS since 1989 and has held several senior leadership roles including President of the Workforce Services division from 2000 to 2006 and Chief Operating Officer of the Operations Segment from 2006 to 2007. Mr. Piloti has over 30 years of experience in human services delivery.

 EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company's management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended September 30, 2014 and this proxy statement.

Compensation Committee

Marilyn R. Seymann, Chair
Russell A. Beliveau
John J. Haley
Paul R. Lederer
Peter B. Pond
Raymond B. Ruddy

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent outside directors. There are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.

Compensation Discussion and Analysis

General

The Compensation Committee of our board of directors reviews and establishes the compensation of our executive officers, including the named executive officers, and provides oversight of our compensation programs. The Compensation Committee consists entirely of non-employee, independent members of our board of directors and operates under a written charter approved by the board of directors.

During 2014, the Compensation Committee engaged Pay Governance LLC to assist it in carrying out its responsibilities with respect to executive compensation. In connection with that engagement, the Committee evaluated the independence of Pay Governance and determined that Pay Governance was an independent advisor.

Pay Governance was asked to review market conditions and peer company practices and to evaluate the Company's executive compensation programs against them. Pay Governance performed market analyses of peer group companies and the general market for executive talent, and advised the Compensation Committee as to peer company and best practices regarding incentive opportunities for executive compensation.

Information on the Compensation Committee's processes and procedures for the consideration and determination of executive compensation is included under the caption "Corporate Governance and the Board of Directors — Committees of the Board — Compensation Committee."

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner that promotes our growth and profitability and advances the interests of our shareholders. Additional objectives of our executive compensation program are to:

  •
  align executive pay with shareholders' interests;
  •
  recognize individual initiative and achievements; and
  •
  unite the executive management team under common objectives.

Executive Compensation Principles

The Company's primary focus is on longer-term earnings growth. Accordingly, we endeavor to align our compensation with building shareholder value and encouraging our executives to make sound long-term decisions. The Committee monitors the relationship of pay realized over the past three years relative to the Company's performance to ensure our program provides the desired alignment. To that end, the Committee annually reviews with the independent consultant the relationship of the realizable pay of the Chief Executive Officer to the total return to the Company's shareholders.

Our executive compensation program consists of base salaries, performance-based cash incentive payments in the form of annual bonuses and long-term equity incentives. We believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable and other strategic objectives that will grow long-term shareholder value. Under our program, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

Our long-term equity incentives generally are awarded in the form of restricted stock units ("RSUs"). Before 2007 long-term equity incentives also included stock options. Although the Company has made some stock option awards since then, primarily in connection with executive hires or promotions, the Company presently intends to make future equity awards in the form of RSUs.

These components of executive compensation are used together to achieve an appropriate balance between cash and equity compensation and between short-term and long-term incentives. A significant portion of each executive officer's total compensation is at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, 78% of the target compensation of the Chief Executive Officer and at least 63% of the target compensation of the other executive officers is variable, at-risk compensation.

How Executive Pay Levels are Determined

The Compensation Committee regularly reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full board of directors.

The Committee monitors the results of the annual advisory 'say-on-pay' proposal and considers those results as one element in connection with the discharge of its responsibilities. A substantial majority of our shareholders (over 92%) approved the compensation program described in our proxy statement for the 2014 Annual Meeting of Shareholders. Based on the significant shareholder support of our current compensation program, no changes to the overall structure of the program were made as a direct result of such shareholder vote. It is currently expected that we will hold annual say-on-pay votes until the next time the frequency of such votes is put before our shareholders.

The Company's Chief Executive Officer, the General Counsel/Secretary, the Chief of Human Capital and a representative from Pay Governance LLC regularly attend Compensation Committee Meetings. They are primarily responsible for providing analysis and recommendations to the Committee, but they do not participate in Committee decisions regarding their own compensation. In addition, the Secretary is responsible for documenting the minutes of each meeting, and the Chief Executive Officer and the Chief of Human Capital oversee the implementation of the Committee resolutions.

In determining the compensation of our executive officers, the Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

  •
  our financial and operating performance, measured by attainment of specific objectives including earnings per share ("EPS") results, revenue growth, new business awards, client satisfaction, stock price performance and a variety of other organizational financial and non-financial measures;
  •
  the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;
  •
  internal pay equity considerations; and
  •
  comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive compensation (including the mix of base salary, bonus and equity compensation elements) and evaluates compensation structures of comparable companies with assistance from its executive compensation consultants, Pay Governance LLC. For these purposes, the committee reviewed compensation practices for several comparable companies including SAIC, Unisys, CACI International, ManTech International, SRA International, CIBER, Navigant Consulting, Leidos (formerly part of SAIC) and Sapient. That group consists of public companies in the same or similar business lines as MAXIMUS as well as competitors for executive talent.

The Compensation Committee periodically reviews a compensation analysis prepared by Pay Governance. The most recent study was conducted in August 2014. The study included the companies identified above and general industry survey data and considered our need to attract and retain a motivated team of skilled executives. In years that a full study is not conducted, the Compensation Committee considers the average market increase for executive talent as provided by the Committee's consultant. The consultant also conducts an annual competitive compensation review of the Chief Executive Officer, Chief Financial Officer and General Manager positions. The study reflects that our market for executive talent is broader than just the government business process outsourcing sector. As such, for 2014 we reviewed base pay, cash bonus, long term equity and total compensation data from an industry survey, adjusted for revenue size, as a comparator group. The survey reflected a large cross section of over 800 general industry companies and provided the Compensation Committee with a broad industry comparison. The identity of the specific companies comprising the survey is not disclosed to, or considered by, the Committee in its decision-making process.

In order to attract talent and offer market-competitive compensation, MAXIMUS has established the total target compensation levels for its executives taking into consideration peer company and general industry compensation data. In practice, total target compensation for the named executive officers at MAXIMUS is at or slightly below the 50th percentile of those comparator groups. However, MAXIMUS has not established formal benchmarking targets or objectives for total compensation or the individual elements thereof, and actual compensation may vary significantly from that of the comparator groups due to Company performance.

Components of Executive Compensation

The elements of our compensation program in 2014 included base annual salary, short-term incentive compensation under our Management Bonus Plan ("MBP"), and long-term incentives through equity-based awards under our 2011 Equity Incentive Plan. We provide certain retirement benefits through our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the three principal components of executive compensation is designed to reward performance and provide incentives to executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2014 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

  Base Salary

Our base salary philosophy is to provide reasonable income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee approves the salaries for the executive officers. In establishing the salaries, the Compensation Committee balances the need to offer competitive salaries that will limit turnover with the need to maintain careful control of salary and benefit expenses.

Individual salaries (except for the salary of the Chief Executive Officer) are recommended by the Chief Executive Officer to the Compensation Committee based on his subjective assessment in each case of the nature of the position, as well as the contribution, performance and experience of the executive officer.

In making salary determinations for 2014, the Compensation Committee evaluated the financial and strategic contributions of the executive officers based on overall Company financial performance, business unit financial performance, achievements in implementing our long-term strategy, and the recommendations of the Chief Executive Officer. The Compensation Committee gives meaningful weight to the recommendations of the Chief Executive Officer, but the final decisions regarding executive salaries are made by the Compensation Committee. The Chief Executive Officer does not provide any input to the Compensation Committee regarding his own salary nor does he discuss matters of his own compensation with the Committee's independent adviser. The Chief Executive Officer's compensation is determined by the Compensation Committee with the assistance and advice of the outside consultant.

As President and Chief Executive Officer, Mr. Montoni is compensated pursuant to an employment agreement, which is described under "Supplemental Discussion of Compensation" below. He is eligible for base salary increases as the Compensation Committee may determine. In making this determination for 2014, the Compensation Committee evaluated Mr. Montoni's performance based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Board of Directors. As with the executive officers generally, the Compensation Committee also considered the survey data provided by Pay Governance LLC. No particular weight was given to any particular aspect of the performance of the Chief Executive Officer. As described below, Mr. Caswell is also compensated pursuant to an employment agreement.

Changes to base salaries are typically effective as of January 1 of each year. The annual base salaries for our named executive officers for 2014 and 2013 are below.

Name and Position	2014 Annual Salary	2013 Annual Salary
Richard A. Montoni Chief Executive Officer	$725,000	$700,000
Bruce L. Caswell President of Health Services	$450,000	$431,000
Richard J. Nadeau Chief Financial Officer	$425,000	NA
David N. Walker Former Chief Financial Officer	$425,000	$410,000
Akbar Piloti President of Human Services	$410,000	$400,000
Mark S. Andrekovich Chief of Human Capital and President Tax and Employer Services	$395,000	$389,000

  Annual Cash Incentives

Annual cash incentive awards, under the Company's MBP, provide an opportunity for employees and executives to earn additional cash compensation for business and individual performance. In addition to the named executive officers, approximately 850 employees are participants in the MBP. The amount of each individual's target MBP award has been set as a percentage of base pay. Actual awards may vary above or below the target based on achievement of Company, business unit and individual performance goals as well as the scope of the individual's responsibility and the market for executives with similar skills and background. The Compensation Committee established the percentages with consideration of survey information provided by Pay Governance, and they are intended to link a substantial portion of an executive's compensation to the overall performance of the Company.

The actual bonus pool is determined by the Company achieving specific levels of EPS performance at threshold, target and superior levels. For these purposes, the EPS number is adjusted to eliminate the effects of certain items such as share repurchases, currency gains and losses, mergers and acquisitions, discontinued operations and legal settlements or recoveries ("Adjusted EPS"). Adjusted EPS performance above the superior level results in additional bonus pool funding. The Adjusted EPS goals are set by the board of directors at the beginning of the fiscal year and are aligned with shareholder expectations. At the end of the fiscal year, the Committee evaluates the Company's Adjusted EPS and strategic performance and approves the final amount of the Company's bonus pool.

For fiscal year 2014, the Adjusted EPS goals were as follows:

Level	FY14 Adjusted EPS
Threshold	$1.70
Target	$1.80
Superior	$1.90

The Company achieved Adjusted EPS of $2.10 for fiscal year 2014, which reflected performance above the superior level. Beginning in 2014, the Compensation Committee committed to an annual minimum funding of the bonus pool of $7.5 million as described below (available for the named executive officers and all other participants). The bonus pool is not funded beyond that minimum amount unless the Company achieves its threshold earnings goal for the fiscal year. We believe this structure is effective in placing the overall goals of the Company ahead of the particular goals of any particular segment, functional area or executive officer. Therefore, the Company's achievement of its earnings goal is essentially a pre-condition and the primary driver for the funding of the bonus pool above the minimum amount. For MAXIMUS, this structure best aligns management incentives with shareholder interests.

If the threshold Adjusted EPS level of performance is met, the Committee retains discretion to increase or decrease the bonus pool by the greater of $7.5 million or 25% of the earned bonus pool. If the threshold level is not met, the Committee funds a minimum bonus pool of $7.5 million to recognize individuals or groups of individuals who made exceptional contributions to the Company and to encourage retention of employees and executives. If the superior level of performance is exceeded, the bonus pool increases proportionately. In 2014, the Company exceeded the superior performance level. Apart from record revenue and earnings, the Company won significant new business in the United Kingdom and Australia, continued the successful ramp-up of its business in the United States arising under the Affordable Care Act and positioned the Company for future international and domestic growth.

Once the 2014 bonus pool was determined, individual awards were based on a combination of corporate, business unit and individual accomplishments. The starting point for an executive officer's cash incentives is the individual target percentage as described below, and individual awards generally range from 50% (at threshold) to 150% (at superior) of such target amounts depending on the level of Adjusted EPS performance. However, no amount of bonus is guaranteed, and the final amount may be higher or lower than the stated percentage or that range based on the Compensation Committee's assessment.

At the beginning of 2014, each executive officer's individual goals were established, communicated and approved by the Chief Executive Officer in the case of Messrs. Andrekovich, Caswell, Piloti and Walker and by the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Montoni. At the conclusion of the fiscal year, each executive participated in an evaluation with the Chief Executive Officer (or the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Montoni). The goals were assessed as "met expectations," "above expectations" or "below expectations." In addition, the evaluation considered personal competencies and behavioral elements including leadership skills, subject matter expertise, teamwork, development of subordinates and integrity. In the case of the executives other than the Chief Executive Officer, a summary of the executive evaluations was presented to the Compensation Committee together with the Chief Executive Officer's recommendations for their annual cash incentive awards. The Chairman of the Board and the Chair of the Compensation Committee presented their evaluation of the Chief Executive Officer to the Compensation Committee. The Chief Executive Officer did not make a recommendation for his own cash incentive award.

In determining individual cash incentive awards, the Company did not employ a formulaic approach or assign a numerical weighting to the goals of the named executive officers. The awards to the Chief Executive Officer and the Chief Financial Officer were closely linked to the overall performance of the Company (both as to EPS and other objectives) because their responsibility spans the entire organization. The awards to the other executive officers were similarly tied to their areas of responsibility — namely the Health Services segment in the case of Mr. Caswell, the Human Services segment in the case of Mr. Piloti, and both the Human Resources function and the Tax Credit and Employer Services ("TCES") division in the case of Mr. Andrekovich. The Compensation Committee used its judgment in considering both objective and subjective factors. The Committee considered the overall performance of the executives and their business units or functional areas and considered events that were not necessarily foreseen at the beginning of the year, such as the successful response to increased enrollment volumes in projects supporting the Affordable Care Act and other Health Services and Human Services projects that helped drive the Company's record EPS results.

The Compensation Committee also considered factors such as the executive's development and advancement potential, as well as the risk that another company might attempt to induce the executive to leave MAXIMUS for another opportunity. Ultimately, the final cash incentive awards were based on the Compensation Committee's overall evaluation and assessment of the various factors and inputs described above. The Committee subjectively weighed the various factors and applied its best judgment to compensate the executive officers for their accomplishments as well as to incentivize desired behaviors and outcomes in the future. Other than the Adjusted EPS goal, which was essentially a pre-condition for funding the bonus pool beyond the minimum level described above, no single goal was material to a determination of the final cash incentive awards to the executives. The amounts of the 2014 individual cash incentive awards reflect the Company's performance above the superior level of Adjusted EPS.

Mr. Montoni

Mr. Montoni's target incentive payment percentage has been set at 100% of his base salary. For 2014 his goals consisted of: EPS from continuing operations, organic revenue growth, operating margin, quarterly days sales outstanding ("DSOs"), full funding of the company's bonus pool at target, winning contract rebids and option renewals, client satisfaction results, new business awards, profitability at ongoing divisions, the successful launch of new projects, the avoidance of major project problems and the improvement of projects with performance issues. The Compensation Committee acknowledged Mr. Montoni's leadership and significant contributions to the Company's success in delivering record earnings results, winning key rebids and contract option renewals, developing a robust pipeline of growth opportunities and implementing succession planning and organizational development actions that will enable long term growth. These included, among other items, the hiring of Mr. Nadeau as the new Chief Financial Officer and his successful transition from Mr. Walker who retired. For the foregoing reasons and in light of the Company's performance above the superior level, Mr. Montoni earned a $2,275,000 bonus.

Mr. Nadeau

Mr. Nadeau's target incentive payment percentage has been set at 65% of his base salary. Mr. Nadeau joined the Company in June 2014 and therefore did not participate in the goal setting process at the beginning of the year. His immediate goal upon hire was to achieve a seamless transition of the Chief Financial Officer role from Mr. Walker. Mr. Nadeau met that objective, and he succeeded in aligning the Company's business and tax strategies to achieve a positive impact in 2014. He was awarded a bonus of $200,000.

Mr. Walker

Mr. Walker's target incentive payment percentage has been set at 65% of his base salary. For 2014 his goals consisted of: EPS from continuing operations, organic revenue growth, operating margin, quarterly DSOs, full funding of the company's bonus pool at target, winning contract rebids and option renewals, client satisfaction results, new business awards, profitability at ongoing divisions, the successful launch of new projects, the avoidance of major project problems and the improvement of projects with performance issues and the successful transition of his duties to the new CFO. The Committee recognized his contributions to the financial performance of the Company including the achievement of record level EPS and operating income, superior risk management, contributions he made to our investor relations initiatives and his leadership in helping grow our international business. For the foregoing reasons and in light of the Company's performance above the superior level, Mr. Walker earned an $800,000 bonus.

Mr. Caswell

Mr. Caswell's target incentive payment percentage has been set at 65% of his base salary. For 2014 his goals consisted of the following with respect to the Health Services segment: operating income from continuing operations, organic revenue growth, operating margin, quarterly DSOs, full funding of the bonus pool at target, winning contract rebids and option renewals, client satisfaction results, new business awards, profitability at ongoing divisions, the successful launch of new projects, the avoidance of major project problems and the improvement of projects with performance issues. The Committee recognized the record revenue and earnings results of the Health Services segment including significant new organic growth. The Committee also recognized the segment's improved technology to better serve clients resulting in high client service ratings, the successful operations of Affordable Care Act related projects, and the implementation of key succession and organization actions that included hiring a new Chief Information Officer ("CIO"). For the foregoing reasons and in light of the Company's performance above the superior level, Mr. Caswell earned a $1,300,000 bonus.

Mr. Piloti

Mr. Piloti's target incentive payment percentage has been set at 65% of his base salary. For 2014 his goals consisted of the following with respect to the Human Services segment: operating Income from continuing operations, organic revenue growth, operating margin, quarterly DSOs, full funding of the bonus pool at target, winning contract rebids and option renewals, client satisfaction results, new business awards, profitability at ongoing divisions, the successful launch of new projects, the avoidance of major project problems and the improvement of projects with performance issues. The Committee recognized the superior level of operating results in the Human Services segment including its revenue and earnings results and its success in being awarded contract options and renewals. The Committee also recognized the segment's significant new business wins in Australia and Saudi Arabia and its international client satisfaction survey results. For the foregoing reasons and in light of the Company's performance above the superior level, Mr. Piloti earned an $800,000 bonus.

Mr. Andrekovich

Mr. Andrekovich's target incentive payment percentage has been set at 45% of his base salary. For 2014 his goals consisted of elements pertaining to both the Human Capital function and the Tax Credit and Employer Services ("TCES") business unit. His Human Capital goals included the implementation of organizational, recruiting and succession plans to enable MAXIMUS to meet future growth and talent requirements. His TCES goals included operating income, new business sales and revenue goals. The Compensation Committee acknowledged Mr. Andrekovich's contributions in helping the Company deliver record earnings results, including the implementation and staffing of Affordable Care Act start-up projects, and his leadership in executive succession planning and organizational development actions that will enable our long-term growth (including key hires such as the CIO, CFO and business development personnel). For the foregoing reasons and in light of the Company's performance above the superior level, Mr. Andrekovich earned a $600,000 bonus.

Bonuses paid to our executive officers for 2014 were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code ("Code"). At the beginning of the fiscal year, the independent members of the Compensation Committee established and communicated maximum potential bonuses for the named executive officers based on a percentage of the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to eliminate the effects of the following items: share repurchases, legal settlements and recoveries (including insurance recoveries), discontinued operations gains or losses (including tail liabilities from certain discontinued operations), foreign currency fluctuations and the effects of mergers or acquisitions. The final bonus awards to the named executive officers are dependent on (i) the achievement of the Code Section 162(m) performance goals, (ii) the goals of the officer's business unit or functional area and (iii) the individual goals, and reflect the contributions and accomplishments of the officer relative to his responsibilities.

The bonuses awarded to the named executive officers for 2014 were as follows, as compared to the bonuses awarded for 2013:

Name	2014 Bonus	2013 Bonus
Richard A. Montoni Chief Executive Officer	$2,275,000	$2,000,000
Bruce L. Caswell President of Health Services	$1,300,000	$1,000,000
Richard J. Nadeau Chief Financial Officer	$200,000	NA
David N. Walker Former Chief Financial Officer	$800,000	$1,000,000
Akbar Piloti President of Human Services	$800,000	$800,000
Mark S. Andrekovich Chief of Human Capital and President Tax and Employer Services	$600,000	$525,000

  Long-Term Equity Incentives

The Compensation Committee may provide equity incentives to executive officers through long-term awards. In 2014, long-term equity incentives were made to executive officers in the form of RSUs. These awards provide executive officers with an opportunity to accumulate our common stock and build wealth related to that ownership. The goal of the Compensation Committee in granting equity incentives is to directly link an executive's compensation opportunities with shareholder value creation.

Long-term equity is awarded at the discretion of the Compensation Committee using various factors including the financial performance of the Company, retention considerations, individual performance of the executive and increases or decreases in an executive's job responsibilities. The target award levels were set in 2005 and were reviewed in the study conducted by Pay Governance in August 2013. For Mr. Montoni the target level is 2.5 times base salary, and for Mr. Andrekovich, Mr. Caswell, Mr. Nadeau, Mr. Piloti and Mr. Walker the target is 1.25 times base salary. Those targets are designed to link a significant portion of an executive's overall compensation and wealth to the long-term success of the Company.

The Compensation Committee also employs a multi-year vesting of equity incentive awards with RSUs vesting in equal installments over a five-year period. The Compensation Committee believes that multi-year vesting focuses executive officers on consistent long-term growth of shareholder value and encourages retention.

Long-term equity awards are generally made in November and take into consideration the scope of the executive's responsibility and the retention objectives of the Company as well as individual performance and the overall performance of the Company for the prior fiscal year. Target award levels are based on an individual's base salary for the year just ended.

In November 2013, Mr. Montoni received a long-term equity award valued at $3,100,000 or approximately 171% of his target award; Mr. Caswell received an award valued at $1,000,000 or approximately 178% of his target award; Mr. Walker received an award valued at $600,000 or approximately 113% of his target award; Mr. Piloti received an award valued at $700,000 or approximately 137% of his target award and Mr. Andrekovich received an award valued at $500,000 or approximately 101% of his target award. The actual awards reflect the Committee's assessment of individual performance as well as the scope of an individual's responsibilities, retention considerations and the market for executives with similar skills and experience. In June 2014, Mr. Nadeau received a long-term equity award valued at $750,000 upon commencing his employment with the Company.

Executive Equity Ownership Requirements

Executive officers are required to hold a certain dollar value of equity in the Company. The Chief Executive Officer is required to hold equity equal to 600% of his base salary, and the other executive officers are required to hold equity equal to 150% of their base salaries. For these purposes, "equity" consists of shares owned directly by the officer and the "in-the-money" value of vested stock options. All of the named executive officers met the ownership requirement as of the end of fiscal year 2014 except Mr. Nadeau who joined the Company in June 2014.

Retirement, Deferred Compensation and Pension Plans

We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. These plans are described below.

  401(k) Savings Plan

Under our MAXIMUS, Inc. 401(k) Savings Plan, a tax-qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of eligible earnings on a before-tax basis, up to a limit of $17,500 for 2014, into their 401(k) Plan accounts. In addition, under the 401(k) Plan, the Company matches an amount equal to fifty cents for each dollar contributed by participating employees on the first 6% of their eligible earnings up to a maximum of $7,650. Amounts held in the 401(k) Plan accounts may not be withdrawn prior to the employee's termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

For purposes of voluntary contributions, no more than $260,000 of annual compensation (for 2014, and as adjusted by the IRS for future years) could be taken into account in computing benefits under the 401(k) Plan. Participants who reached age 50 before year end could also contribute, on a before-tax basis and without regard to the $17,500 limit, catch-up contributions of up to $5,500 for 2014 which are not eligible for the employer match.

We maintain the 401(k) Plan for our employees, including our named executive officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

  Deferred Compensation Plan

MAXIMUS also maintains a non-tax-qualified deferred compensation plan that allows participants to save for the future on a tax-deferred basis. The plan is generally available to highly-compensated employees who may desire to save more than permitted under the Company's 401(k) plan. See the Supplemental Discussion of the Deferred Compensation Plan below.

Severance Payments

The Company has severance guidelines for executive officers that apply in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change of control of the Company). The purpose of the guidelines is to have uniform standards that minimize the need for separately-negotiated arrangements and to provide for reasonable consideration in the event of an executive's termination in exchange for a release of all claims against the Company.

The Company also maintains an income continuity plan for executive officers that provides for severance payments and certain other benefits in the event of a change in control of the Company. The objective of that plan is to assure the Company that it will have the continued services and support of the executives notwithstanding the possibility, threat or occurrence of a change in control. The income continuity plan uses a "double trigger." That is, payments to a participant under the plan are based on both a change in control of the Company as well as a termination of the participant's employment. See the Supplemental Discussion of Potential Payments upon Termination or Change in Control below.

Risk Assessment of Compensation Programs

The Compensation Committee has reviewed with the independent consultant the compensation and benefit programs for the Company's executive officers and the potential effects of those programs on individual and group behavior and on the risk profile of the Company. The Committee has determined that those programs do not create incentives with respect to individual or group behavior that are likely to have a material adverse effect upon the Company's risk profile or approach to risk management.

Additionally, the Company's non-executive officer and management compensation policies and practices do not excessively incentivize or create a need for inappropriate risk-taking by its employees and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Tax Considerations

Code Section 162(m) places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to our Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Such limit does not apply for "performance-based compensation" as defined in Code Section 162(m). For 2014, the Company structured its bonus and equity awards in a manner intended to allow awards under those plans to satisfy the performance-based compensation exception to the Code Section 162(m) limit and to permit the Company to deduct annual executive compensation in excess of $1 million. The Committee approved using adjusted EBITDA as the appropriate standard for purposes of establishing the Section 162(m) bonus pools for fiscal year 2014 awards under the MBP and Equity Incentive Plan. To maintain flexibility in compensating executive officers in a manner designed to promote Company goals, however, the Committee has not adopted a policy requirement for all compensation to be deductible.

Annual Compensation of Executive Officers

  Summary Compensation Table

In the tables and discussion below, we summarize the compensation earned during fiscal years 2012, 2013 and 2014 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2014, collectively referred to as the "named executive officers." No compensation information for Mr. Nadeau is presented for fiscal years 2012 and 2013 because he was not employed by the Company until 2014.

Summary Compensation Table

Name and Principal Position(1)	Fiscal Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Richard A. Montoni	2014	718,750		3,100,000	2,275,000	69,403	6,163,153
Chief Executive Officer and President	2013	700,000		2,350,000	2,000,000	86,321	5,136,321
	2012	700,000		2,650,000	700,000	98,263	4,148,263
Bruce L. Caswell	2014	445,250		1,000,000	1,300,000	29,690	2,774,940
President of Health Services	2013	431,000		825,000	1,000,000	36,977	2,292,977
	2012	431,000		825,000	360,000	41,978	1,657,978
Richard J. Nadeau	2014	118,510	225,000	750,000	200,000	3,995	1,297,505
Chief Financial Officer
David N. Walker(6)	2014	421,250		600,000	800,000	26,323	1,847,573
Former Chief Financial Officer	2013	410,000		825,000	1,000,000	34,482	2,269,482
	2012	410,000		825,000	360,000	39,660	1,634,660
Akbar Piloti	2014	407,500		700,000	800,000	24,755	1,932,255
President of Human Services	2013	400,000		800,000	800,000	30,146	2,030,146
	2012	400,000		825,000	350,000	32,466	1,607,466
Mark S. Andrekovich	2014	393,500		500,000	600,000	20,047	1,513,547
Chief of Human Capital and	2013	389,000		500,000	525,000	25,501	1,439,501
President Tax and Employer Services	2012	389,000		500,000	225,000	29,532	1,143,532

(1)
Titles during fiscal year 2014. Mr. Caswell was promoted to President of MAXIMUS effective October 1, 2014.
(2)
In connection with his appointment as our Chief Financial Officer and Treasurer in June 2014, Mr. Nadeau received a sign-on bonus of $225,000, which is subject to repayment if he voluntarily terminates his employment or is terminated for cause within his first year of employment.
(3)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards granted during the applicable year under our 2011 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if the awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.
(4)
The amounts in this column reflect annual cash incentive awards earned by our named executive officers. Mr. Nadeau joined the Company in June 2014 and therefore did not participate in the goal-setting process at the beginning of the year. His immediate goal upon hire was to achieve a seamless transition of the Chief Financial Officer role from Mr. Walker. Mr. Nadeau met that objective and was awarded a bonus of $200,000.
(5)
The amounts in this column reflect the Company match for 401(k) contributions and the value of dividend equivalents accrued on unvested RSUs. In 2014 all named executive officers received a 401(k) match of $6,500 each except Mr. Nadeau who received a match of $3,187. In addition, during 2014 the named executive officers received dividend equivalent shares in the following values: Mr. Montoni $62,903, Mr. Caswell $23,190; Mr. Nadeau $808, Mr. Walker $19,823, Mr. Piloti $18,255 and Mr. Andrekovich $13,547.
(6)
Mr. Walker served as Chief Financial Officer of the Company until Mr. Nadeau transitioned into that role in June 2014. Mr. Walker continued to serve as a full-time employee assisting with transition matters and special projects through the end of 2014. As of January 1, 2015, Mr. Walker became an at-will part-time employee.

  Supplemental Discussion of Compensation

As described below, we have entered into employment agreements with Richard A. Montoni and Bruce L. Caswell. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our "Compensation Discussion and Analysis" section.

In 2006, we entered into an Executive Employment, Non-Compete and Confidentiality Agreement with Mr. Montoni in connection with his recruitment and appointment as our Chief Executive Officer and President. The employment agreement originally had a four-year term, provided that it could be terminated (i) upon the mutual written consent of the parties, (ii) in the event of Mr. Montoni's death or inability to perform his duties for a continuous period of 120 days or more or (iii) by us for "cause," as defined in the Company's Income Continuity Plan. The agreement has been extended, and the current term continues until 2018. In 2014 Mr. Montoni's base salary was $725,000, and he is eligible to receive an annual cash bonus under our MBP based on his and the Company's performance. Mr. Montoni's targeted bonus is 100% of his base salary. Mr. Montoni is also a participant in the Income Continuity

Plan and is entitled to participate in equity award or similar plans that currently exist, or that may be established by us from time to time. His targeted equity award level is 2.5 times his base salary, and awards will continue to vest over their scheduled terms unless he is terminated for cause or resigns without good reason. No severance amounts are owed if Mr. Montoni's employment is terminated for cause. If Mr. Montoni's employment is terminated without cause, or Mr. Montoni terminates his employment for good reason, prior to the expiration of the term of the employment agreement, Mr. Montoni will be entitled to receive the greater of (i) base salary and all benefits described above for the remainder of the term, including the vesting of RSUs and stock options over their stated terms or (ii) the severance benefits specified in the severance guidelines adopted by our Compensation Committee in 2006 described below. The employment agreement subjects Mr. Montoni to confidentiality obligations, and contains certain customary non-compete restrictions on his present and future employment for a period of one year after his termination.

Mr. Caswell's agreement was effective as of October 1, 2004 and continued for a two-year term at which point it converted to a month-to-month term. Mr. Caswell's base salary for 2014 was $450,000, and he is eligible to receive an annual cash bonus under our annual bonus program based on his and the Company's performance. Mr. Caswell's targeted bonus is 65% of his base salary. Mr. Caswell is also a participant in the Income Continuity Plan and is entitled to participate in equity award or similar plans that currently exist, or that may be established by us from time to time. No severance amounts are owed if Mr. Caswell's employment is terminated for cause. If Mr. Caswell's employment is terminated without cause, or Mr. Caswell terminates his employment for good reason, he would be entitled to receive a lump-sum severance payment equal to six months' base salary and the pro-rated portion of his current annual target bonus. The employment agreement also provides that Mr. Caswell will not compete with us during the term of his employment and for two years after its termination and that he will maintain our trade secrets in strict confidence.

  Grants of Plan-Based Awards Table

The following table contains information concerning potential payouts under the MBP as well as actual grants of RSU awards to each of the named executive officers during the fiscal year ended September 30, 2014.

Grants of Plan-Based Awards Fiscal Year 2014

	Possible Payouts Under Non-Equity Incentive Plan Awards(1)
				All Other Stock Awards: Number of Shares of Stock or Units
						Grant Date Fair Value of Equity Awards
Name	Threshold	Target	Superior		Grant Date
	($)(2)	($)(3)	($)(4)	(#)		($)(5)
Richard A. Montoni	362,500	725,000	1,087,500	65,929	11/11/13	3,100,000
Bruce L. Caswell	146,250	292,500	438,750	21,268	11/11/13	1,000,000
Richard J. Nadeau(6)	138,125	276,250	414,375	17,564	06/23/14	750,000
David N. Walker	138,125	276,250	414,375	12,761	11/11/13	600,000
Akbar Piloti	133,250	266,500	398,250	14,877	11/11/13	700,000
Mark S. Andrekovich	88,875	177,750	266,625	10,634	11/11/13	500,000

(1)
These amounts reflect the potential range of payouts for threshold to superior performance levels (there is no maximum amount that may be paid) under the 2014 MBP. Actual amounts paid for 2014 performance are set forth in the Summary Compensation Table.
(2)
Threshold has been established at 50% of the executive's target bonus.
(3)
Each executive's target bonus is set as a percent of base pay as follows: Mr. Montoni 100%; Mr. Caswell 65%; Mr. Nadeau 65%; Mr. Walker 65%; Mr. Piloti 65% and Mr. Andrekovich 45%.
(4)
Superior has been established at 150% of the executive's target bonus; however, that amount does not constitute an upper limit and may be exceeded (as it was for 2014) if the Company achieves EPS above the superior level.
(5)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards awarded during the applicable year under our 2011 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.
(6)
Mr. Nadeau joined the Company in June 2014 and therefore did not participate in the goal-setting process at the beginning of the year.

  Supplemental Discussion of Awards

Dividends are not paid on stock options. Dividends are paid on unvested RSUs in the form of additional RSUs. Those additional RSUs vest over the same period as the underlying awards on which they are paid. Once RSUs vest, they become shares of stock and are entitled to cash dividends and possess all other features of the Company's common stock. Stock options vest in equal annual installments over a four-year period. Before 2009, RSUs vested in equal annual installments over a six-year period. Beginning in 2009, RSU awards vest in equal installments over five years.

As noted above, Mr. Montoni and Mr. Caswell have employment agreements with the Company. The other named executive officers do not have employment agreements with the Company.

  Outstanding Equity Awards at Fiscal Year-End Table

In the table below, we list information on the holdings of unexercised stock options and unvested stock awards as of September 30, 2014 for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
	(#)(1)	(#)	($)		(#)		($)(2)
Richard A. Montoni					28,467	(3)	1,142,381
					53,021	(4)	2,127,733
					48,559	(5)	1,948,672
					52,956	(6)	2,125,124
Bruce L. Caswell	80,000		11.55	10/18/17
	80,000		6.82	10/18/16
	100,000		8.68	10/18/15
					10,845	(3)	435,210
					16,507	(4)	662,426
					17,046	(5)	684,056
					17,083	(6)	685,541
Richard J. Nadeau					14,066	(6)	564,469
David N. Walker					10,845	(3)	435,210
					16,507	(4)	662,426
					16,530	(5)	663,349
					10,249	(6)	411,292
Akbar Piloti					9,486	(3)	380,673
					16,507	(4)	662,426
					16,530	(5)	663,349
					11,957	(6)	479,834
Mark S. Andrekovich					6,776	(3)	271,921
					10,003	(4)	401,420
					10,329	(5)	414,502
					8,541	(6)	342,750

(1)
All stock options vest in equal annual installments over a four-year period from the grant date. For Mr. Caswell, 100,000 options were granted on October 18, 2005, 80,000 options were granted on October 18, 2006, and 80,000 options were granted on October 18, 2007.
(2)
The market value of the restricted stock is based on the $40.13 closing price of a share of our common stock, as reported on the NYSE on September 30, 2014.
(3)
RSUs will vest on September 30, 2015, the fifth anniversary of the grant.
(4)
One-half of these RSUs will vest on each of September 30, 2015 and September 30, 2016, the fourth and fifth anniversaries, respectively, of the grant.
(5)
One-third of these RSUs will vest on each of September 30, 2015, September 30, 2016 and September 30, 2017, the third, fourth and fifth anniversaries, respectively, of the grant.
(6)
One-fourth of these RSUs will vest on each of September 30, 2015, September 30, 2016, September 30, 2017 and September 30, 2018, the second, third, fourth and fifth anniversaries, respectively, of the grant.

  Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of stock options and the vesting of stock awards during the year ended September 30, 2014 for each of the named executive officers.

Option Exercises and Stock Vested Fiscal Year 2014

	Option Exercises		Stock (RSU) Awards Vested
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)	(#)	($)(2)
Richard A. Montoni			178,205	7,271,807
Bruce L. Caswell	100,000	3,412,003	68,390	2,757,860
Richard J. Nadeau			3,517	141,134
David N. Walker			60,231	2,464,871
Akbar Piloti			49,380	2,007,477
Mark S. Andrekovich			42,606	1,740,107

(1)
The value realized on exercise is calculated as the number of shares acquired on exercise multiplied by the difference between the exercise price of an exercised option and the closing price of the shares on the date of exercise.
(2)
The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.

  Nonqualified Deferred Compensation Table

In the table below, we show the changes in the balance of the named executive officers' nonqualified deferred compensation plans during the year ended September 30, 2014.

Nonqualified Deferred Compensation Fiscal Year 2014

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Richard A. Montoni	—	—	—	—	—
Bruce L. Caswell	294,525	—	77,079	—	1,366,812
Richard J. Nadeau	—	—	—	—	—
David N. Walker	—	—	—	—	—
Akbar Piloti	56,125	—	28,169	—	378,267
Mark S. Andrekovich	190,275	—	15,099	—	347,726

  Supplemental Discussion of Deferred Compensation Plan

The MAXIMUS Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the Company to certain highly-compensated employees including the named executive officers. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments and any excess 401(k) Plan refunds. Participants may also defer receipt of all or a portion of their RSU awards. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant's deferral account over time. RSU awards are maintained as stock units and distributed only in the form of shares of the Company's stock. The Company does not match any deferrals or guarantee any earnings. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the Company. Distribution elections may be changed in accordance with IRS rules. The Company funds the plan through variable universal life insurance. Participants in the plan are general creditors of the Company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Internal Revenue Code.

Potential Payments upon Termination

The Compensation Committee has adopted severance guidelines that would apply to executive officers in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change of control of the Company). The guidelines provide for the following benefits in exchange for a release by the executive of all claims against the Company:

  •
  a severance amount equal to one times (two times in the case of the CEO) an executive's base salary plus the lesser of his/her target bonus or previous year's actual bonus;
  •
  one year's worth of executive-level outplacement services;
  •
  benefits continuation for one year;
  •
  unvested stock options and restricted stock units (RSUs) shall generally be forfeited; however, the Compensation Committee retains discretion to approve continued or accelerated vesting, with the expectation that such discretion shall be exercised rarely;
  •
  executives with written agreements or offer letters that address severance shall be entitled to whatever higher level of compensation and benefits might be set forth in those documents.

The cash payments, and continued RSU vesting in the case of Mr. Montoni, for each of the named executive officers, if his employment had been terminated at the end of fiscal year 2014 for reasons other than cause (and not in connection with a change of control of the Company), are reflected in the table below. Each amount reflects his 2014 salary and target bonus and includes an estimated amount for continued employee benefits and outplacement services, as described above.

	Cash-Based			Equity-Based
Name	Cash Severance	Misc. Benefits	Total Cash-Based	Stock-Based Awards		Total Pre-Tax Benefit
	($)	($)(1)	($)	($)		($)
Richard A. Montoni	2,900,000	65,000	2,965,000	7,343,910	(2)	10,308,910
Bruce L. Caswell	742,500	65,000	807,500	0		807,500
Richard J. Nadeau	701,250	65,000	766,250	0		766,250
David N. Walker(3)	—	—	—	—		—
Akbar Piloti	676,500	65,000	741,500	0		741,500
Mark S. Andrekovich	572,750	65,000	637,750	0		637,500

(1)
The miscellaneous benefits amount includes an estimated $50,000 intended for outplacement services. It also includes 12 months worth of employee benefits which include medical, dental, life insurance, and disability benefits made available to an executive (and his or her eligible dependents) prior to termination.
(2)
Mr. Montoni's employment agreement provides for the continued vesting of his RSUs over their remaining terms if his employment is terminated without cause.
(3)
Mr. Walker was not eligible for severance payments under these guidelines as of September 30, 2014.

Potential Payments upon Change of Control Involving Employment Termination

In 2006, the Compensation Committee also adopted an Income Continuity Program for our executive officers. The program provides each participant with compensation, benefits and rights if the following events occur:

  •
  we terminate the participant's employment without "cause," or a participant resigns for "good reason," within 36 months following a "change of control" (as each of those terms is defined in the program); or

  •
  the participant's employment is terminated one year prior to a change of control at the request of a party involved in such change of control, or otherwise in connection with or in anticipation of a change of control.

This program is a "double-trigger" program meaning there must be both a change of control and a termination of a participant's employment for any benefits to be payable. The compensation, benefits and rights to which a participant would be entitled include the following items:

  •
  a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (300% in the case of the Chief Executive Officer) of his or her base salary and bonus (which is defined as the higher of the individual's target bonus or the average of the actual bonuses paid over the previous three years);
  •
  the vesting of any unvested stock options, RSUs or similar equity incentives that are outstanding on the date of termination;
  •
  continued eligibility for employee benefits for a period of 24 months (36 months in the case of the Chief Executive Officer) following the date of termination; and
  •
  a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services.

The program also provides for the continuation of indemnification and directors' and officers' liability insurance coverage as permitted by law and the potential reimbursement of the participant's costs and expenses in connection with any legal proceedings relating to the program.

The initial term of the program continued until December 31, 2009 with automatic one-year renewals commencing on December 31, 2009 and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program. The program nevertheless will remain in effect for not less than three years following a change of control.

The total pre-tax benefit for each of the named executive officers is reflected in the table below as if his employment had been terminated at the end of fiscal year 2014 following a change in control. Each amount includes an estimate for continued employee benefits and outplacement and financial planning services, as described above.

	Cash-Based			Equity-Based
Name	Cash Severance	Misc. Benefits	Total Cash-Based	Stock-Based Awards	Total Pre-Tax Benefit
	($)	($)(1)	($)	($)	($)
Richard A. Montoni	5,650,000	95,000	5,745,000	7,343,910	13,088,910
Bruce L. Caswell	2,156,667	80,000	2,236,667	2,467,233	4,703,899
Richard J. Nadeau	1,402,500	80,000	1,482,500	564,469	2,046,969
David N. Walker(2)	—	—	—	—	—
Akbar Piloti	1,920,000	80,000	2,000,000	2,186,282	4,186,282
Mark S. Andrekovich	1,456,667	80,000	1,536,667	1,430,594	2,967,261

(1)
The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 24 months worth of employee benefits (36 months in the case of the Chief Executive Officer) which include medical, dental, life insurance and disability benefits made available to an executive (and his or her eligible dependents) prior to a change in control.
(2)
Mr. Walker was not eligible for severance payments under this program as of September 30, 2014.

Other Potential Benefits upon Change of Control or Death of Participant

Under the terms and conditions applicable to all RSU awards to all MAXIMUS employees, unvested RSUs vest immediately upon (i) a change of control of the Company (as defined in our 2011 Equity Incentive Plan) or (ii) the death of the participant if the participant was employed by the Company at the time of death.

The total pre-tax benefit for each of the named executive officers is reflected in the table below as if there were a change of control of the Company (not involving termination of employment) or the death of the executive at the end of fiscal year 2014.

	Cash-Based	Equity-Based
Name	Cash Severance	Stock-Based Awards	Total Pre-Tax Benefit
	($)	($)	($)
Richard A. Montoni	—	7,343,910	7,343,910
Bruce L. Caswell	—	2,467,233	2,467,233
Richard J. Nadeau	—	564,469	564,469
David N. Walker	—	2,172,277	2,172,277
Akbar Piloti	—	2,186,282	2,186,282
Mark S. Andrekovich	—	1,430,594	1,430,594

 DIRECTOR COMPENSATION

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors in 2014.

Director Compensation
Fiscal Year 2014

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
	($)	($)(1)	($)	($)
Russell A. Beliveau(2)	60,000	202,467	0	262,467
John J. Haley(3)	0	277,470	0	277,470
Paul R. Lederer(4)	47,500	224,963	0	272,463
Peter B. Pond(5)	0	422,426	0	422,426
Raymond B. Ruddy(6)	0	307,455	0	307,455
Marilyn R. Seymann(7)	62,500	224,963	0	287,463
James R. Thompson, Jr.(8)	0	252,515	0	252,515
Wellington E. Webb(9)	62,500	204,959	0	267,459

(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards awarded during the applicable year under our 2011 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.
(2)
With respect to the award to Mr. Beliveau, the grant date fair value of the equity award calculated under FASB ASC Topic 718 was as follows: 3/19/14, $202,467. As of September 30, 2014, Mr. Beliveau held 77,477 RSUs.
(3)
With respect to the awards to Mr. Haley, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 10/22/13, $2,521; 11/12/13, $2,492; 12/11/13, $4,980; 12/12/13, $5,001; 1/29/14, $2,485; 3/18/14, $2,513; 3/19/14, $240,023; 5/5/14, $2,493; 5/19/14, $2,486; 6/17/14, $2,484; 6/18/14, $2,514; 9/16/14, $2,484; 9/17/14, $4,995. As of September 30, 2014, Mr. Haley held 120,769 RSUs.
(4)
With respect to the awards to Mr. Lederer, the grant date fair value of the equity awards calculated under FASB ASC Topic 718 was as follows: 3/19/14, $224,963. As of September 30, 2014, Mr. Lederer held 14,003 RSUs.
(5)
With respect to the awards to Mr. Pond, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 10/22/13, $2,521; 11/12/13, $4,984; 12/11/13, $4,980; 12/12/13, $5,001; 1/29/14, $2,485; 2/3/14, $2,500; 3/18/14, $2,513; 3/19/14, $375,001; 5/5/14, $4,987; 5/19/14, $2,486; 6/17/14, $2,484; 6/18/14, $2,514; 8/2/14, $2,492; 9/16/14, $2,484; 9/17/14, $4,995. As of September 30, 2014, Mr. Pond held 227,723 RSUs.
(6)
With respect to the awards to Mr. Ruddy, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 10/22/13, $2,521; 11/12/13, $4,984; 12/11/13, $4,980; 12/12/13, $5,001; 1/29/14, $2,485; 2/3/14, $2,500; 3/18/14, $2,513; 3/19/14, $262,519; 5/5/14, $4,987; 5/19/14, $2,486; 6/17/14, $2,484; 6/18/14, $2,514; 8/2/14, $2,492; 9/16/14, $2,484; 9/17/14, $4,995. As of September 30, 2014, Mr. Ruddy held 162,365 RSUs.
(7)
With respect to the awards to Dr. Seymann, the grant date fair value of the equity awards calculated under FASB ASC Topic 718 was as follows: 3/19/14, $224,963. As of September 30, 2014, Dr. Seymann held 9,804 RSUs.
(8)
With respect to the awards to Mr. Thompson, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 10/22/13, $2,521; 12/11/13, $2,490; 12/12/13, $2,501; 1/29/14, $2,485; 3/18/14, $2,513; 3/19/14, $227,520; 5/19/14, $2,486; 6/17/14, $2,484; 6/18/14, $2,514; 9/16/14, $2,484; 9/17/14, $2,518. As of September 30, 2014, Mr. Thompson held 129,340 RSUs.
(9)
With respect to the awards to Mr. Webb, the grant date fair values of each equity award calculated under FASB ASC Topic 718 was as follows: 3/19/14, $202,467; 8/2/14, $2,492. As of September 30, 2014, Mr. Webb held 97,916 RSUs.

Fees Payable to Non-Employee Directors

The director compensation for fiscal year 2014 as shown in the chart above is comprised of the following elements. Directors who are also MAXIMUS employees do not receive additional compensation for their services as directors.

  •
  A $65,000 annual retainer (at least $42,500 of which must be received in RSUs), and a fee of $2,500 for each board and committee meeting in which they participate.
  •
  Mr. Pond received an additional $125,000 retainer for his services as Chairman of the Board and an additional $20,000 retainer for his services as Chairman of the Audit Committee.
  •
  Mr. Ruddy received an additional $35,000 retainer for his services as Vice Chairman of the Board.

  •
  Dr. Seymann received an additional $15,000 retainer for her services as Chair of the Compensation Committee.
  •
  Mr. Haley received an additional $10,000 retainer for his services as the prior Chair of the Nominating and Governance Committee.
  •
  Directors may elect to receive all or a portion of their cash fees in RSUs granted under our 2011 Equity Incentive Plan.
  •
  Any director who is not a MAXIMUS employee is also eligible to receive an annual grant of RSUs. That grant is equal to the lesser of 4000 RSUs or $160,000 based on the current value of the Company's stock. During fiscal year 2014, the eligible directors were Mr. Beliveau, Mr. Haley, Mr. Lederer, Mr. Pond, Mr. Ruddy, Dr. Seymann, Mr. Thompson and Mr. Webb. RSU awards granted to our non-employee directors vest after one year; however, all of our directors have elected to defer receipt of shares for their RSUs over periods ranging from three years to termination of service on the board of directors.

From time to time, the Board may establish special committees to oversee particular matters. Directors receive $2,500 per special committee meeting.

We also permit our directors to participate in the health plan that we offer to our employees, although each director who elects to participant must pay the full cost of his or her own premiums in the plan. Currently, Mr. Beliveau, Mr. Pond and Mr. Ruddy are participants in this plan.

Director Equity Ownership Requirements

Directors are required to hold equity in the Company equal to at least five times their annual retainer. For these purposes, "equity" consists of shares owned directly by the director and the "in-the-money" value of vested stock options. Including shares whose receipt has been deferred for tax purposes, all of our directors met the ownership requirement as of the end of fiscal year 2014.

CERTAIN RELATIONSHIPS
AND RELATED PERSON TRANSACTIONS

Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. For the fiscal year 2014, the Company did not have any related party transactions.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 16 above), the compensation tables (beginning on page 27 above), and any related material contained in this proxy statement. We are providing this vote as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This proposal, commonly known as a "Say-on-Pay" proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

    "Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement."

Discussion

We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are closely aligned with the long-term interests of the Company and its shareholders. MAXIMUS has been successful in attracting and retaining highly-qualified executives who helped the Company deliver record EPS in 2014, and that performance is reflected in the value of our stock.

The Compensation Committee evaluates the Company's compensation practices regularly to ensure that those practices are both responsible and properly aligned with the long-term interests of our owners. Those practices include:

  •
  substantial emphasis on performance-based incentive compensation — 78% of the target compensation of Mr. Montoni, 66% of the target compensation of Messrs. Caswell, Nadeau, Walker and Piloti, and 63% of the target compensation of Mr. Andrekovich is variable, at-risk compensation
  •
  no guarantees of salary increases, bonuses or equity awards
  •
  modest executive benefits and perquisites
  •
  no extraordinary relocation benefits (including home buy-outs)
  •
  no repricing of stock options without mandatory shareholder consent
  •
  payments under the Income Continuity Program based on a "double trigger" (i.e., a change in control coupled with a termination of employment) and no tax "gross-up"
  •
  equity ownership requirements for directors and executive officers
  •
  reasonable "burn rate" for equity awards
  •
  overall compensation in line with that of comparable companies.

The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 2. If you sign and return your proxy card, the proxy holders will vote "for" Proposal No. 2 unless you mark your proxy card otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL CONTAINED IN THIS PROXY STATEMENT.

 PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee and the board of directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as independent public accountants to audit our consolidated financial statements for the fiscal year ending September 30, 2015. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended September 30, 2014 and 2013. A majority of the votes cast by holders of common stock is required for the ratification of the appointment of the independent public accountants.

Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our bylaws do not require shareholder ratification or otherwise, as a matter of good corporate governance, the Board of Directors is requesting that shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2015.

The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for adoption of Proposal No. 3. If you sign and return your proxy card, the proxy holders will vote "for" Proposal No. 3 unless you mark your proxy card otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015.

 AUDIT INFORMATION

The Audit Committee operates under a written charter that the board of directors has adopted. The members of the Audit Committee are independent as that term is defined in the listing standards of the NYSE.

Fees of Independent Public Accountants

Set forth below is a description of the fees billed by Ernst & Young LLP, our independent public accountants, for the fiscal years ended September 30, 2013 and 2014.

Audit Fees

Fees for audit services totaled approximately $1,314,645 in the 2014 fiscal year and $1,196,895 in the 2013 fiscal year. Those fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services and statutory audits required internationally.

Audit-Related Fees

Fees for audit-related services primarily included services related to acquisitions and divestitures and totaled $0 in the 2014 fiscal year and approximately $535,634 in the 2013 fiscal year. Audit-related services principally include due diligence services and accounting consultations.

Tax Fees

Fees for tax services, including tax advice and tax planning, totaled approximately $45,699 in the 2014 fiscal year and $32,994 in the 2013 fiscal year.

All Other Fees

There were no fees for other services rendered to us by Ernst & Young LLP for the 2014 and 2013 fiscal years, other than the fees disclosed in the preceding three paragraphs of this proxy statement.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform them. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services. All audit, audit-related, tax services, and other services performed by Ernst & Young LLP and described above were pre-approved in accordance with our pre-approval policy.

Report of the Audit Committee

The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the NYSE and SEC regulations. The Audit Committee operates under a written charter adopted by the board of directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for:

  •
  establishing and maintaining our internal control over financial reporting;
  •
  assessing the effectiveness of our internal control over financial reporting as of the end of each year; and
  •
  the preparation, presentation and integrity of our consolidated financial statements.

Our independent registered public accounting firm is responsible for:

  •
  performing an independent audit of our consolidated financial statements and our internal control over financial reporting;
  •
  expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and
  •
  expressing an opinion as to management's assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for:

  •
  the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and
  •
  overseeing and reviewing our accounting and financial reporting processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our audited consolidated financial statements for the year ended September 30, 2014 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these audited consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered public accounting firm's responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board (Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP the firm's independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to both the effectiveness of our internal control over financial reporting and management's assessment thereof.

Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2014 for filing with the SEC.

Audit Committee

Peter B. Pond (Chair)
Paul R. Lederer
Raymond B. Ruddy
Marilyn R. Seymann
Wellington E. Webb

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee shall not be deemed to be "Soliciting Material," is not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

 SHAREHOLDER PROPOSALS FOR
OUR 2016 ANNUAL MEETING OF SHAREHOLDERS

Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting of shareholders to give written notice to our Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days notice or public disclosure of the meeting, then we must receive a shareholder's notice within 15 days after our notice or disclosure was given. A shareholder notice must describe the proposed business or nominee and identify the shareholder making the proposal or nomination. See also the discussion of the Nominating and Governance Committee for additional information.

In addition, if we do not receive your proposal for presentation at the 2016 Annual Meeting of Shareholders at least 45 days before the meeting, then our management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the annual meeting, without having advised shareholders of the proposal in the proxy statement for the 2016 Annual Meeting of Shareholders.

Any proposal you intend to present at the 2016 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must be received by MAXIMUS at our principal office at 1891 Metro Center Drive, Reston, Virginia 20190, Attention: Corporate Secretary, not later than September 28, 2015 if you wish to have it included in the proxy statement and form of proxy for that meeting.

OTHER MATERIALS

Our 2014 Annual Report, which includes our Annual Report on Form 10-K for our 2014 fiscal year as filed with the SEC on November 17, 2014, is being made available to you on the Internet along with this notice and proxy statement on or about January 26, 2015.

Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for our 2014 fiscal year. If the person making the request was not a shareholder of record on January 16, 2015, then the request must include a good faith representation that the requestor was a beneficial owner of our common stock as of the close of business on such date. Requests should be directed to the Vice President of Investor Relations, MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

                      By Order of the Board of Directors,

                      David R. Francis, Secretary

January 26, 2015

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. MAXIMUS, INC. 1891 METRO CENTER DRIVE RESTON, VA 20190 ATTN: DAVID FRANCIS ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. 01 Election of Directors Richard A. Montoni For For Against Against Abstain Abstain 02 Raymond B. Ruddy 03 Wellington E. Webb The Board of Directors recommends you vote FOR proposals 2 and 3: 2. Advisory vote to approve the compensation of the Named Executive Officers. 3. Ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2015 fiscal year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . MAXIMUS, INC. Annual Meeting of Shareholders March 11 , 2015 at 11:00 AM (Eastern Time) This proxy is solicited by the Board of Directors The shareholder hereby appoints Richard J. Nadeau, Dominic A. Corley and David R. Francis, and each of them acting singly, as the attorneys and proxies of the shareholder, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of capital stock of MAXIMUS, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held on March 11, 2015, and at all adjournments thereof, at the corporate headquarters at 1891 Metro Center Drive in Reston, Virginia, hereby revoking any proxy heretofore given with respect to such shares. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side